EXHIBIT 99.1

American Achievement Group Holding Corp.
Announces Expiration of Consent Solicitation and Execution of Supplemental Indenture

AUSTIN, TX, AUGUST 8, 2008 – American Achievement Group Holding Corp. (the “Company”) announced today the expiration, as of 5:00 P.M., New York City time, on August 8, 2008, of the solicitation of consents to proposed amendments (the “Amendments”) to the indenture (the “Indenture”) governing the Company’s outstanding 12.75% Senior PIK Notes due 2012 (CUSIP No. 02369BAB2 and 02369BAA4) (the “Notes”).

As previously announced, the Company has received consents representing a majority in principal amount of the Notes. As a result of the receipt of the requisite consents, on August 8, 2008, the Company entered into a supplemental indenture (the “Supplemental Indenture”) incorporating the Amendments to the Indenture. The Amendments consist of (1) a requirement that, upon consummation of a previous announced transaction with Herff Jones Inc. (the “Transaction”), the Company shall redeem all of its outstanding Notes for which valid consents have been delivered at a redemption price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, to but not including the date of the consummation of the Transaction, and (2) the removal of substantially all of the restrictive and reporting covenants under the Indenture, as well as certain events of default and related provisions, including without limitation, the covenant that would otherwise require the Company to make an offer to purchase the Notes upon consummation of the Transaction as currently provided in the Indenture (the “Covenant Amendment”).  The Covenant Amendment will only bind all Notes for which valid consents have not been delivered.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein.  The Company conducted the consent solicitation in reliance upon one or more exemptions from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering.  To the extent the consent solicitation is deemed an offering of securities, any securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About the Company

The Company is the indirect parent company of American Achievement Corporation.  American Achievement Corporation is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®. Balfour®, Keepsake®, and Taylor Publishing, American Achievement’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products, achievement publications and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Morganstein/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

Statements in this press release regarding the expected closing of the transaction are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statement is subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither AAC and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.